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                                                               EXHIBIT (a)(1)(E)

                           OFFER TO PURCHASE FOR CASH

                      ALL OF THE OUTSTANDING COMMON SHARES

                                       OF

                        GULF INDONESIA RESOURCES LIMITED

                                      FOR

                        U.S.$13.25 FOR EACH COMMON SHARE

                                       BY

                        CONOCO CANADA RESOURCES LIMITED,

                          A WHOLLY OWNED SUBSIDIARY OF

                                  CONOCO INC.

    THE OFFER EXPIRES AT 6:00 P.M., NEW YORK TIME, ON FRIDAY, JULY 19, 2002,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   June 12, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been engaged by Conoco Canada Resources Limited, a Nova Scotia corporation ("Conoco Canada") and a wholly owned subsidiary of Conoco Inc., a Delaware corporation ("Conoco"), in connection with Conoco Canada's offer to purchase all of the outstanding common shares, par value U.S.$0.01 per share (the "Shares"), of Gulf Indonesia Resources Limited, a New Brunswick corporation ("Gulf Indonesia"), not owned by Conoco Canada. The offer to purchase is being made at a price of U.S.$13.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (each as defined below and which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1. The Offer to Purchase dated June 12, 2002 (the "Offer to
     Purchase");

          2. The Letter of Transmittal to be used by shareholders of Gulf Indonesia accepting the Offer and tendering Shares, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by U.S. shareholders of Gulf Indonesia in accepting the Offer (the "Letter of Transmittal");

          3. A letter to shareholders of Gulf Indonesia from the Chairman of the Board of Directors of Gulf Indonesia (the "Chairman's Letter") accompanied by Gulf Indonesia's Solicitation/Recommendation Statement on Schedule 14D-9 ("the Schedule 14D-9");

          4. A printed form of a letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. A Notice of Guaranteed Delivery to be used to accept the Offer, if and to the extent that Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the
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     procedure for book-entry transfer set forth in the Offer to Purchase cannot be completed by the Expiration Date;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

          7. A return envelope addressed to the Depositary; and

          8. A French translation of the Offer to Purchase, the Letter of Transmittal, the Schedule 14D-9, the Chairman's Letter and the Notice of Guaranteed Delivery, each of which should be disseminated to your clients having an address in the province of Quebec, Canada.

     Should you require any additional copies of the foregoing documents please contact either Innisfree M&A Incorporated, the Information Agent, or us at the respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 6:00 P.M., NEW YORK TIME, ON FRIDAY, JULY 19, 2002, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE SUPPORT AGREEMENT DATED AS OF JUNE 7, 2002 (THE "SUPPORT AGREEMENT"), AMONG CONOCO, CONOCO CANADA AND GULF INDONESIA. THE BOARD OF DIRECTORS OF GULF INDONESIA AND A COMMITTEE OF INDEPENDENT DIRECTORS OF GULF INDONESIA (THE "INDEPENDENT COMMITTEE") HAVE (1) APPROVED THE OFFER AND THE SUPPORT AGREEMENT AND (2) DETERMINED THAT THE OFFER IS FAIR TO THE SHAREHOLDERS OF GULF INDONESIA (OTHER THAN CONOCO CANADA) AND IN THE BEST INTERESTS OF GULF INDONESIA AND THE SHAREHOLDERS OF GULF INDONESIA (OTHER THAN CONOCO CANADA). THE BOARD OF DIRECTORS OF GULF INDONESIA AND THE INDEPENDENT COMMITTEE RECOMMEND THAT SHAREHOLDERS OF GULF INDONESIA ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt of (a) certificates evidencing such Shares (or receipt by the Depositary of a book-entry confirmation (as defined in the Offer to Purchase) with respect to such Shares), (b) a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedure set forth under "THE OFFER -- Procedure for Tendering Shares" in the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY CONOCO CANADA, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Neither Conoco Canada nor Conoco will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Conoco Canada will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under "THE OFFER -- Procedure for Tendering Shares" in the Offer to Purchase.

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     Questions and requests for additional copies of the enclosed materials may be directed to Innisfree M&A Incorporated or to J.P. Morgan Securities Inc. or Merrill Lynch & Co., the Dealer Managers, at the respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

                                          MERRILL LYNCH & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF CONOCO CANADA, CONOCO, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGERS OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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